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                                                           EXHIBIT (4)(k)
                                      RIDER

                                BREAKPOINT CREDIT

This rider is attached to and made a part of this Policy. Capitalized terms used but not defined in this rider have the meaning set forth in this Policy.

The provisions of this rider become effective when the total amount of all Premium Payments made to this Policy exceeds one million dollars ($1,000,000).

     BREAKPOINT CREDIT RATE SCHEDULE

     1.0% of the portion of the Eligible Premium Payment(s) that exceeds $1,000,000 up to and including $2,500,000 plus 1.5% of the portion of the Eligible Premium Payment(s) that exceeds $2,500,000 up to and including $5,000,000 plus 2.0% of the portion of the Eligible Premium Payment(s) that exceeds $5,000,000 up to and including $10,000,000 plus 2.5% of the portion of the Eligible Premium Payment(s) that exceeds $10,000,000

                                   DEFINITIONS

BREAKPOINT CREDIT: A credit amount that is applied to this Policy's Accumulation Value when we receive an Eligible Premium Payment. A Breakpoint Credit is calculated as a percentage (the "Breakpoint Credit Rate") of each portion of an Eligible Premium Payment, as shown in the Breakpoint Credit Rate Schedule above. The Breakpoint Credit is not a Premium Payment.

ELIGIBLE PREMIUM PAYMENT(S): That portion of the total amount of all Premium Payments made to this Policy in excess of one million dollars ($1,000,000).

                                RIDER PROVISIONS

1. WHAT BENEFIT DOES THIS RIDER PROVIDE?

This rider provides a Breakpoint Credit that is applied to this Policy's Accumulation Value.

2. WHEN DOES THIS RIDER BECOME EFFECTIVE?

This rider becomes effective when the total amount of the Premium Payments made to this Policy exceeds one million dollars ($1,000,000).

3. HOW IS THE BREAKPOINT CREDIT DETERMINED?

The Breakpoint Credit is determined by multiplying each portion of the Eligible Premium Payment amount by the applicable Breakpoint Credit Rate, in accordance with the Breakpoint Credit Rate Schedule shown above. If more than one Breakpoint Credit Rate applies for an Eligible Premium Payment, the Breakpoint Credit is equal to the sum of the Breakpoint Credit amounts determined for each Breakpoint Credit Rate.

4. HOW ARE BREAKPOINT CREDITS APPLIED TO THIS POLICY'S ACCUMULATION VALUE?

A Breakpoint Credit is applied to this Policy's Accumulation Value concurrent with an Eligible Premium Payment. Breakpoint Credits and interest credited thereon are allocated to the Allocation Alternative(s) and, if applicable, to the DCA Advantage Account based on the same percentages used to allocate the Premium Payment(s).

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5. HOW DOES A BREAKPOINT CREDIT AFFECT THIS POLICY'S ACCUMULATION VALUE?

Separate Account Variable Accumulation Value:

     Any Breakpoint Credits allocated or transferred to the Investment Divisions will be applied to purchase, and will be credited as, Accumulation Units in those Investment Divisions. Accumulation Units are determined in the same manner as for a Premium Payment.

Fixed Account Accumulation Value:

     The value of the Fixed Account includes Breakpoint Credits, and interest earned thereon, that are allocated and, if allowable, transferred to the Fixed Account. Interest is credited in the same manner as for a Premium Payment.

DCA Advantage Account Accumulation Value:

     The value of the DCA Advantage Account includes Breakpoint Credits, and interest earned thereon. Interest is credited in the same manner as for a Premium Payment.

Breakpoint Credits that are allocated to the Fixed Account and/or the DCA Advantage Account and interest earned thereon are held in NYLIAC's General Account and invested by NYLIAC in accordance with applicable law.

6. CAN BREAKPOINT CREDITS BE TRANSFERRED?

Breakpoint Credits are subject to the transfer terms and conditions of the Policy. If you request an Interest Sweep transfer, the interest earned on any Breakpoint Credits will be automatically transferred at the same time all other applicable interest is transferred.

7. CAN BREAKPOINT CREDITS BE DEDUCTED FROM THE ACCUMULATION VALUE?

Breakpoint Credits will be deducted from this Policy's Accumulation Value if you elect to return this Policy under the terms of the Right to Return Policy provision. The amount deducted will be an amount equal to the Breakpoint Credit(s) applied to this Policy without regard to the Breakpoint Credit's current value.

8. IS THERE A CHARGE FOR THIS RIDER?

There is no charge for this rider.

9. WHEN DOES THIS RIDER END?

This rider will end on the earliest to occur of the following events:

     1)   if Income Payments begin,

     2)   if you surrender this Policy, or

     3)   if you die prior to the Annuity Commencement Date.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


Theodore A. Mathas
President


Catherine A. Marrion
Secretary

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